UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) February 5, 2001

National Presto Industries, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation	1-2451 (Commission File Number)	39-0494170 (IRS Employer Identification No.)

3925 North Hastings Way Eau Claire, Wisconsin (Address of principal executive office)	54703-3703 (Zip Code)

Registrant’s telephone number, including area code: (715) 839-2121

N/A
(Former name or former address, if changed since last report.)

Item 9. Regulation FD Disclosure

The Registrant has been advised by Target, Inc. of a strategy shift in the sourcing of products. Target has decided to take advantage of discounted pricing from offshore manufacturers and source more of its products from overseas. As a result, the number of SKU’s purchased from Presto in 2001 will significantly decline resulting in a substantial reduction in sales to Target.

According to Target officials, elimination of the Presto products is not due to any dissatisfaction with the Presto/Target relationship, the quality of products, or delivery of Presto merchandise, but rather is strictly tied to Target’s decision to increase reliance on foreign sourcing. Target will continue to do business with Presto. In 2000 Target was Presto’s second largest customer. The products affected by this decision represented approximately 8% of the Registrant’s Year 2000 sales.

As a separate matter, Christmas sales of the Presto® Pizzazz™ pizza oven failed to live up to the Registrant’s expectations. This short fall was influenced in part by the overall disappointment in consumer buying during the 2000 Christmas selling season. Another factor could have been the inability by consumers to believe the claimed performance and capabilities of the pizza oven, as explained within the limited confines of 30 and 15 second commercials. On the other hand, consumers who purchased the product have indicated they were absolutely delighted with its extraordinary performance and overall quality. Despite the initial disappointment, there are no plans to withdraw from further efforts to market the pizza oven. Sometime during 2001, the Registrant expects to mount alternative distribution methods for the product to supplement conventional retailing. Hopefully, these methods will not only deplete inventories, but lead to future sales in keeping with the product’s indisputable merit.

Forward looking statements in this Form 8-K are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from historical results. Investors are cautioned that all forward looking statements involve risks and uncertainty. The factors that could cause actual results to differ materially are the following: consumer spending and debt levels; interest rates; continuity of relationships with and purchases by major customers; product mix; competitive pressure on sales and pricing; and increases in material or production cost which cannot be recouped in product pricing. Additional information concerning those and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Form 10-K, copies of which are available from the Company without charge.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Presto Industries, Inc. (Registrant)
Date February 5, 2001	/s/ Maryjo Cohen (Signature) Maryjo Cohen, President and Chief Executive Officer